UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 31, 2010

CYBERDEFENDER CORPORATION
(Exact name of Company as specified in Charter)

Delaware	333-138430	65-1205833
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

617 West 7th Street, Suite 1000
Los Angeles, California 90017
 (Address of Principal Executive Offices)

213-689-8631
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2 below).

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Item 5.02(b)	Departure of Certain Officers

Effective December 31, 2010, Cyberdefender Corporation (the “Company”) eliminated the position of Chief Revenue Officer, a position held by Steven R. Okun.  Mr. Okun no longer is employed by the Company.

Item 5.02(c)	Appointment of Certain Officers

Effective December 31, 2010, Igor Barash, age 40, was appointed Chief Operating Officer of the Company.   Mr. Barash is one of the co-founders of the Company, which develops, markets and licenses security software and services to the consumer and small business markets.

During the period from 2003, when the Company was founded, until July 1, 2008, Mr. Barash was the Company’s Chief Information Officer.   On July 1, 2008, Mr. Barash was appointed Chief Product Officer.  Effective January 1, 2010, Mr. Barash again was appointed Chief Information Officer, and he held that position until December 31, 2010.

There are no family relationships between Mr. Barash and any director or executive officer of the Company, or any person nominated or chosen by the Company to become a director or executive officer of the Company.

There have been no transactions, during the Company’s last two completed fiscal years, in which the Company was or is to be a participant and the amount exceeds $120,000 or one percent of the Company’s total assets at the ends of the fiscal years, and in which Mr. Barash had or will have a direct or indirect material interest.

Item 5.02(e)	Compensatory Arrangements of Certain Officers

On April 26, 2010, the Company and Mr. Barash entered into an Amended and Restated Employment Agreement, which was disclosed in a Form 8-K/A filed with the Securities and Exchange Commission on April 27, 2010, and is incorporated by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  January 6, 2011

CYBERDEFENDER CORPORATION

By:	/s/ Kevin Harris
Kevin Harris, Chief Financial Officer